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                                                                    EXHIBIT 99.1

                    NEWMARK HOMES CORP. COMPLETES MERGER WITH
                            ENGLE HOLDINGS CORP. AND
                  CHANGES NAME TO TECHNICAL OLYMPIC USA, INC.;
                 COMPLETES OFFERING OF $200 MILLION SENIOR NOTES
           AND $150 MILLION SENIOR SUBORDINATED NOTES; AND ENTERS INTO
                     $220 MILLION REVOLVING CREDIT FACILITY

FOR IMMEDIATE RELEASE: JUNE 25, 2002

     Sugar Land, Texas -- Newmark Homes Corp. (Nasdaq: NHCH) announced today that the Company has completed its previously announced merger, whereby Engle Holdings Corp. merged with and into Newmark. In conjunction with the merger, Newmark has changed its name to Technical Olympic USA, Inc. and its common stock will trade under the symbol "TOUS" on Nasdaq. Trading under the new "TOUS" symbol will commence Wednesday, June 26, 2002.

     In connection with the Merger, Newmark closed a private placement of $200 million of 9% senior notes due 2010 and $150 million of 10 3/8% senior subordinated notes due 2012. Concurrently with the closing of the Offering, the Company also entered into a revolving credit facility that will provide for loans up to $220 million.

     The net proceeds of the private placement of notes, along with cash on hand, have been used to (i) repay Newmark's and Engle Holdings' outstanding indebtedness; (ii) repay a $72.0 million obligation of Technical Olympic, Inc., incurred in connection with the acquisition of Engle in November 2000; (iii) discharge Engle Homes Inc.'s 9 1/4% Senior Notes due 2008; and (iv) pay expenses of the offering.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

                                      * * *

     Technical Olympic USA, Inc. designs, builds, and markets single-family residences, town-homes, patio homes and condominiums in eleven metropolitan markets located in four geographic regions: Texas, Florida, the West and the Mid-Atlantic. As of March 31, 2002, TOUSA operated in 146 communities and had 2,411 homes under contract in backlog. TOUSA is also engaged in residential land acquisition and lot development and at March 31, 2002, TOUSA owned, or had under option contracts, 13,306 lots available for future home building.

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risks and uncertainties including, but not limited to: increases in interest rates; business conditions; growth in the home-building industry; investment real estate; the economy in general; competitive factors; the cost of building materials; and the risk factors detailed in the Company's Registration Statement on Form S-1 (SEC File No. 333-4221), and all other factors set forth in the Company's most recent Form 10-K and Form 10-Q.